Exhibit 99.1

Whitestone REIT To Begin Redevelopment Of Westchase Plaza Retail And Office
Center, Houston

Redevelopment Will Upgrade and Add Space to Meet Market Demand for Quality
Offices and Retail Services

HOUSTON, TX, September 25, 2007 – Whitestone REIT, which owns and manages 36 commercial properties in Texas, announced today that it will begin the redevelopment and construction in November to add 5,000 square feet of space and upgrade the Westchase Plaza Retail and Office Center located at the northwest corner of 3700 S. Gessner Road at Westpark.

The complex, which currently has 42,000 square feet of space, will be completely re-faced with natural stone and stucco to appeal to the young active shoppers in the vicinity.  The new space is designed to accommodate executive office needs, such as legal, medical, dental, and insurance businesses, as well as food service operations.

Chairman and Chief Executive Officer James C. Mastandrea said, “With the extremely high volume of cars passing through the intersection at Westchase Plaza each day, service businesses will find it a convenient site for serving the vibrant surrounding population. “

“Because Westchase Plaza has a large number of homes in the immediate area and strong demographics,” he added, “it is an ideal ‘value added’ property to improve our returns.”

Mastandrea  also announced that Westchase Plaza is the first of 11 properties that Whitestone REIT owns in Houston that will be redeveloped in the next 15 months to improve their asset values and returns.

About Whitestone REIT
Whitestone REIT owns and operates retail, office and office warehouse properties, 33 of which are in the Houston area, two office buildings in Dallas, and a retail plaza in San Antonio. For more information go to
http://www.whitestonereit.com

Forward-Looking Statement:
This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, and the impact of competitive services and pricing and general economic risks and uncertainties.

For more information please contact:
James C. Mastandrea
Chairman and CEO
Whitestone REIT
713-827-9595

Dick Vaughan
Director of Marketing and Public Relations
Whitestone REIT
713-827-9595, EXT 3034